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                                                                EXHIBIT 10.21

                             HOTEL/CONVENTION CENTER
                               SUBLEASE AGREEMENT


STATE OF TEXAS              )
                            )       KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF TARRANT           )


         THIS SUBLEASE AGREEMENT (this "Sublease") is made at Tarrant County, Texas, between the CITY OF GRAPEVINE, TEXAS, a Texas home-rule municipal corporation ("Sublessor"), and Opryland Hotel-Texas Limited Partnership ("Sublessee").

WHEREAS, Sublessee and the Sublessor desire to enter into this Sublease
Agreement.

WHEREAS, Sublessee has the legal authority to consent to and execute this Sublease Agreement.

         NOW THEREFORE, THIS SUBLEASE AGREEMENT (the "Sublease") is hereby made and entered into by the Sublessor and Sublessee for the mutual consideration stated herein:

                                    ARTICLE I

                       DEMISE AND DESCRIPTION OF PROPERTY

         Section 1.0. Sublessor subleases to Sublessee and Sublessee subleases from Sublessor that certain property located in Tarrant County, Texas, and described in Exhibit "A" attached hereto and incorporated herein by reference (the "Subleased Premises"). The Subleased Premises will be the area allowed to be built on or improved by Sublessee, pursuant to Sublessor's review and approval of any and all construction plans as required by Article IX of this Sublease. Sublessee agrees to provide, at its sole cost and expense, a survey of the Subleased Premises by a surveyor or engineer acceptable to Sublessor, which acceptance shall not be unreasonably withheld or delayed, and which survey shall subsequently be attached hereto and incorporated herein by reference as Exhibit "B".

                                    ARTICLE I

                                      TERM

         Section 2.0. The term of this Sublease shall be for a period of forty-nine (49) years, beginning on the date hereof (the "Lease Term"), coterminous with Sublessor and Secretary of the Army 's ("Master Lessor"), Lease, Contract No. DACW 63-l-94-0552 (the "Master Lease"), executed to be effective March 18, 1994. The term of this Sublease shall be renewed automatically upon the renewal of the Master Lease for a term equal to that for which the Master Lease is renewed, and such renewal will be pursuant to the same terms and conditions of this Sublease. Sublessor agrees to utilize reasonable good faith efforts to obtain the renewal of the Master Lease, provided the Sublessee is not in default of the Sublease. Sublessor shall initiate the renewal of the Master Lease at least eighteen (18) months prior to the expiration of the initial term and Sublessor shall keep Sublessee informed of the progress of such renewal. The Master Lease is incorporated herein by reference. Notwithstanding the foregoing, this Sublease may be terminated by Sublessor upon the occurrence of any one, or more, of the following events:


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         a.       the occurrence of any one, or more, events of default as
                  provided for in Article XI which is not cured within any applicable cure period; or

         b. subject to the terms of Article XII, the relinquishment, revocation or other earlier termination of the Master Lease.

         Section 2.1. On or before the date of expiration of this Sublease or its relinquishment by Sublessee, Sublessee shall vacate the Subleased Premises, remove its personal property, other than buildings and other similar structures (the "Property"), therefrom, and deliver and restore the Subleased Premises to Sublessor in a state of good repair and condition reasonably satisfactory to Master Lessor. If this Sublease is terminated by Sublessor prior to its expiration due to an event of default by Sublessee, Sublessee shall immediately vacate the Subleased Premises, remove its personal Property therefrom, and deliver and restore the Subleased Premises as aforesaid within such time as Sublessor reasonably may designate but, in no event less than forty-five (45) days from notice of default. In either event, if Sublessee shall fail or neglect to remove its Property within the required time period, then Sublessee's Property which has not been removed shall become the property of Sublessor or Sublessor's agents without compensation therefor, and no claim for damages against Sublessor or its officers, employees, or agents shall be created by or made on account thereof. Further, in either event, if Sublessee shall fail or neglect to deliver and restore the Subleased Premises as aforesaid within the required time period, Sublessor may restore the Subleased Premises and demand reimbursement from Sublessee for the reasonable costs and expenses incurred by Sublessor in restoring the Subleased Premises. Sublessee shall reimburse Sublessor within thirty (30) days after completion of such restoration and receipt of such demand.

                                   ARTICLE III

                                      RENT

         Section 3.0. For the term of this Sublease, Sublessee shall pay Sublessor as rent for the Subleased Premises one dollar ($1.00) annually in addition to the other valuable consideration provided for herein.

         Section 3.1. Rental payments shall be paid in advance on or before the anniversary date of this Sublease. Sublessor acknowledges that Sublessee has prepaid rent for the initial term of this Sublease.


                                   ARTICLE IV

                                 USE OF PREMISES

         Section 4.0. The Subleased Premises may be used by Sublessee for the operation of a destination convention center, hotel, conference facilities, and related uses, including maintenance facilities, food and beverage services (including alcoholic beverages, provided Sublessor, on behalf of Sublessee, or Sublessee is able to obtain all necessary licenses or permits), and for no other purpose. Sublessee may specify a separate entity to apply for and hold all liquor licenses.

         SECTION 4.1. UNLESS CAUSED BY THE NEGLIGENT OR INTENTIONAL ACTS




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OR OMISSIONS OF SUBLESSOR, ITS OFFICERS, EMPLOYEES, AGENTS OR CONTRACTORS,
SUBLESSEE SHALL INDEMNIFY, RELEASE, AND HOLD HARMLESS SUBLESSOR FROM ANY AND ALL CLAIMS FOR DAMAGES TO PROPERTY, OR INJURIES TO ANY SUBLESSEE INVITEE, GUEST OR LICENSEE, INCLUDING DEATH, ARISING FROM OR INCIDENT TO ANY FLOOD CONTROL WORK OR ACTIVITIES OR THE FLOODING OF THE SUBLEASED PREMISES BY A FEDERAL, STATE OR LOCAL GOVERNMENT OR FLOODING FROM ANY OTHER CAUSE.

         Section 4.2. At all times, Sublessee's use of the Leased Premises and performance under this Agreement shall be undertaken consistent with all local, State, and Federal laws. Any and all construction and improvement activities undertaken by Sublessee, shall be done consistent with the requirements of the Architectural Barriers Act, as amended (Article 9102 Tex. Rev. Civ. Stat.).

                                    ARTICLE V

                       ASSUMPTION AGREEMENT AND COVENANTS

         Section 5.0. Except as specifically provided for by the terms of this Sublease, during the Lease Term of this Sublease (as it may be extended pursuant to the terms of Section 2.0 hereto), Sublessee shall comply with all the provisions of the Master Lease, as the same relate to the Subleased Premises, that are to be complied with or performed by Sublessor, as lessee, under the Master Lease.

         Section 5.1. To the extent that the provisions of the Master Lease do not conflict with specific provisions contained in this Sublease, all terms of the Master Lease are fully incorporated into this Sublease. Sublessee agrees to be bound to the Sublessor by all the terms and conditions of the Master Lease and to perform all the obligations and responsibilities that Sublessor under the Master Lease assumes toward Master Lessor (excluding Sublessor's obligation to pay rent under the Master Lease) and to indemnify and hold harmless Sublessor, its officers, employees and agents, from any claims or liability arising out of or caused by Sublessee's noncompliance with or nonperformance of obligations or responsibilities required under the Master Lease.

         Section 5.2. Sublessor shall comply in all respects with the requirements of the Master Lease (other than those obligations which are expressly assumed by Sublessee hereunder, which shall be satisfied by Sublessee as provided herein) and not take any action or enter into any agreements which shall be in conflict with Sublessor's obligations under the Sublease or under the Master Lease or Sublessee's rights, privileges, benefits or options hereunder.

         Section 5.3. Sublessor shall provide Sublessee with a copy of all default notices given to Sublessor by Master Lessor under the Master Lease via facsimile and regular mail. Said notice shall be sent no later than the next business day after Sublessor's receipt of same. If Sublessor shall fail to make any payment or perform any act required to be made or performed by Sublessor under the Master Lease, and Sublessee has not received reasonable evidence from Sublessor that Sublessor has commenced curing such default within five (5) days (excluding Saturdays, Sundays and holidays) after Sublessor's receipt of the default notice from Master Lessor, Sublessee, if not in default hereunder, may cure such default and, provided (and to the extent) that such default was not caused by any action or inaction on the part of Sublessee, demand reimbursement from Sublessor for the reasonable costs and expenses incurred by Sublessee in curing such default with interest thereon at the maximum rate allowed by law per annum from the date of payment. Sublessor shall reimburse Sublessee within thirty (30) days thereafter. Further, at Sublessee's



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option (and in addition to any other rights or remedies Sublessee may have),
Sublessee may deduct any amounts advanced by Sublessee as provided above from all subsequent amounts payable by Sublessee to Sublessor, including payment of rent as hereinbefore provided, in lieu of seeking reimbursement from Sublessor. Sublessee shall have the same time period to cure a default by Sublessor under the Master Lease as Sublessor has.

                                   ARTICLE VI

                          INSURANCE AND INDEMNIFICATION

         Section 6.0. Sublessee, its contractors and subcontractors will be required at their own expense to maintain in effect at all times during the Lease Term and performance of the work, insurance coverages with limits not less than those set forth below, with insurers licensed to do business in the State of Texas, and under forms of policies reasonably satisfactory to Sublessor. It shall be the responsibility of Sublessee, its contractors and subcontractors to maintain adequate insurance coverages and to assure that all contractors and subcontractors are adequately insured at all times during the Lease Term. Failure of Sublessee, its contractors and subcontractors to maintain adequate coverage shall not relieve Sublessee of any contractual responsibility or obligation.

         a. Comprehensive General Liability: This insurance shall be an occurrence type policy written in comprehensive form and shall protect Sublessee and its contractors and the additional insureds against all claims arising from bodily injury, sickness, disease or death of any person other than Sublessee's employees or damage to property of Sublessor or others arising out of the act or omission of Sublessee or its contractors or their agents, employees or subcontractors. This policy shall also include protection against claims insured by usual personal injury liability coverage, products liability, contractual liability, broad form property coverage, premises/operations and independent contractors.

                  Bodily Injury and Property Damage - $1,000,000 Combined Single Limit or the limits of the Texas Tort Claims Act, whichever is greater.

         b. Legal Liquor Liability: Legal Liquor Liability shall be in the amount of $1,000,000 or the limits of the Texas Tort Claims Act, whichever is greater.

         c. Comprehensive Automobile Liability: This insurance shall be written in the comprehensive form and shall protect Sublessee and its contractors and the additional insureds against all claims for injuries to members of the public and damage to property of others arising from the use of motor vehicles, and shall cover operation on and off the site of all motor vehicles licensed for highway use, whether they are owned, non-owned or hired. The liability shall not be less than:

                  Bodily Injury and Property Damage - $1,000,000 Combined Single Limit or the limits of the Texas Tort Claims Act, whichever is greater.

         d.       Workers' Compensation and Employers' Liability:

                  This insurance shall protect Sublessee and its contractors and the additional insureds against all claims under applicable state workers' compensation laws. The insured shall also be protected against claims for injury, disease, or death of employees which, for any reason, may not fall within the provision of a workers'


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                  compensation law. This policy shall include an all-states
                  endorsement.

         Section 6.1. Upon commencement of this Sublease, and on each anniversary date thereafter, Sublessee shall provide Sublessor with certificates of insurance as evidence that the policies providing the required coverages and limits of insurance are in full force and effect. The certificates of insurance shall state Sublessor as an additional insured where applicable. The certificates shall provide that any company issuing an insurance policy for the work under this Sublease shall provide not less than thirty (30) days' advance notice in writing of cancellation, non-renewal or material change in the policy of insurance. In addition, Sublessee shall immediately provide written notice to Sublessor and the Risk Management Department (at the address listed below) upon receipt of notice of cancellation of an insurance policy or a decision to terminate or alter any insurance policy. All certificates of insurance shall clearly state that all applicable requirements have been satisfied including certification that the policies are of the "occurrence" type. Certificates of insurance for Sublessee and contractors-furnished insurance and notices of any cancellations, terminations or alterations of such policies shall be mailed to Risk Management, City of Grapevine, P.O. Box 95104, Grapevine, Texas 76051. Sublessor acknowledges that Sublessee may cover certain insurance requirements though an owner controlled insurance program (or similar program), subject to the review and written approval of Sublessor.

         Section 6.2. Unless caused solely by the negligent or intentional acts or omissions of Sublessor, its officers, employees, agents or independent contractors, as and to the extent provided under the Texas Tort Claims Act, Sublessee shall defend, indemnify and hold harmless Sublessor, its officers, employees and agents from any and all claims, obligations, damages, suits, liability, losses, judgments, costs and expenses (including reasonable attorneys' fees), of whatever kind or nature, whether for bodily injury, including death, or property damage, arising out of or incident to Sublessee's possession of and operations and activities on the Subleased Premises.

                                   ARTICLE VII

                             OPERATIONS OF SUBLESSEE

         Section 7.0. The facilities constructed by Sublessee on the Subleased Premises shall be open to the public, subject only to reasonable rules and regulations for operation of similar types of facilities.

         Section 7.1. Sublessee shall promptly pay all utilities, including, but not limited to, water, sewer, gas, electric, telephone and cable television, and all ad valorem, sales, and other federal, state and local taxes assessed against the Subleased Premises and assessed in connection with the operations and activities of Sublessee thereon. However, if Sublessee deems any tax imposed against or in connection with the Subleased Premises excessive or illegal, Sublessee may, if allowed by and in accordance with federal, state or local law, defer payment of such tax as long as the validity or the amount thereof is contested by Sublessee in good faith.

         Section 7.2. The facilities operated under this Sublease shall not be operated in any manner that would create or maintain a nuisance on the Subleased Premises or to surrounding areas.

         Section 7.3. In addition to the requirements set forth in the Master Lease, Sublessee agrees that in the event archeological material is encountered during construction, work in such area shall be temporarily suspended to allow experts to evaluate the discovery, and shall not be



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recommenced prior to the receipt of written approval by Sublessor. Work on other areas of the Subleased Premises will not need to be suspended.

         Section 7.4. In addition to the requirements set forth in the Master Lease, Sublessee shall keep the Subleased Premises and facilities thereon maintained, including mowing, garbage removal, and repairs, in a first class condition in all respects.

         Section 7.5. Sublessor hereby represents that it has complied with all federal, state and local pollution control regulations in the use and operation of the Subleased Premises and facilities thereon, including the disposal of pesticides, oil, and hazardous or toxic substances. Sublessor shall cure, and hold harmless Sublessee, to the extent allowed by law, from any conditions on the Subleased Premises which shall be deemed in violation of any federal, state or local environmental law or regulation that were caused by Sublessor. Sublessee shall comply with all federal, state and local pollution control regulations in the operation of the Subleased Premises and facilities thereon, including the use or disposal of pesticides, oil, and hazardous or toxic substances. Sublessee agrees to indemnify Sublessor and hold it harmless from any claim, obligation, liability, loss, damage or expense, of whatever kind or nature, known or unknown, incurred or imposed or based on any provision of federal, state or local law or regulations or common law, pertaining to health, safety or environmental protection and arising after the commencement of the Lease Term out of the use, control or operation by Sublessee of the Subleased Premises.

         Section 7.6. In the event alcoholic beverages are to be possessed, served, sold or stored on the Subleased Premises, Sublessee shall obtain or have obtained on its behalf, at Sublessee's sole cost and expense, all necessary federal, state or local permits.

         Section 7.7. Sublessee shall have the right to erect such signs as it deems proper and necessary; provided, however, all signs must (i) comply with the ordinances, rules and regulations of the City of Grapevine, Texas, (ii) be approved by the appropriate authorities of the City of Grapevine, Texas and
(iii) comply with the Army Corps of Engineer's Sign Standards Manual. A copy of the relevant portions of said Manual shall be provided to Sublessee upon execution of this Sublease.

         Section 7.8. All equipment, tools and other materials used in connection with the operation of the Subleased Premises and facilities thereon shall be owned or leased by Sublessee unless otherwise specifically approved in writing by Sublessor, except for equipment of vendors or contractors engaged by Sublessee in the ordinary course of business.

         Section 7.9. Sublessee shall provide Sublessor with vehicular access to the Subleased Premises at all times in accordance with the plans for the Project, as approved by Sublessor.

         Section 7.10. Sublessee shall have the right to obtain such financing or refinancing as may be necessary during the Lease Term (as it may be extended pursuant to the terms of Section 2.0 hereof) so long as the terms of this Sublease will not be violated in any respect and provided that Sublessee shall not cause or allow any liens to be affixed to the Subleased Premises with the exception of a Deed of Trust, financing statements, or other similar and related instruments which are filed pursuant to Sublessee's funding arrangements. Sublessor shall timely execute, upon request, an Estoppel Certificate and a Subordination Agreement as may be required by any of Sublessee's lenders (individually, a "Lender" and collectively, the "Lenders"), in order to obtain such financing or refinancing, so long as the terms expressed therein are consistent with the goals and terms of this Sublease and the Master Lease, and provided that Sublessor has had a



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reasonable period of time to review the terms of such financing or refinancing.
Sublessor shall also use reasonable good faith efforts to obtain a similar agreement from the Lessor under the Master Lease. Sublessor shall provide one
(1) Estoppel Certificate pursuant to this subsection free of charge, and any other requested Estoppel Certificates will provided for a fee of not more than one hundred fifty dollars ($150.00). In the event Sublessee shall default on any loan obtained from a Lender, Sublessee's Lender shall have the right, but not the obligation, to assume Sublessee's rights and obligations under this Sublease and/or assign such rights and obligations to a third party, and thereafter Sublessee's Lender shall have the right to assume operation of the facilities contained on the Subleased Premises (the "Loan Default Option"). In the event Sublessee's Lender chooses not to exercise the Loan Default Option, then the Sublessor shall have the right to assume the obligations of Sublessee under said loan.

         Section 7.11. The Sublessee shall not discriminate against any person or persons or exclude from participation in the Sublessee's operations, programs or activities conducted on the Subleased Premises, because of race, color, religion, sex, age, handicap, national origin or place of residency. The Sublessee, by acceptance of this Sublease, hereby gives assurance that it will comply with the provisions of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. 2000d); the Age Discrimination Act of 1975 (42 U.S.C.
6102); the Rehabilitation Act of 1973, as amended (29 U.S.C. 794); and all requirements imposed by or pursuant to the Directive of the Department of Defense (32 CFR Part 300) issued as Department of Defense Directive 5500.11, May 21, 1971. This assurance shall be binding on the Sublessee, its agents, successors, transferees, sublessees and assignees.

         Section 7.12. Sublessee shall promptly repair or replace to the satisfaction of Sublessor any property of Sublessor damaged or destroyed by Sublessee incident to operations or activities under this Sublease.

                                  ARTICLE VIII

                                    JOINT USE

         Section 8.0. Sublessee and Sublessor agree to exercise joint use of the Subleased Premises in accordance with a separately executed and independent agreement between the parties.

                                   ARTICLE IX

                             DESIGN AND CONSTRUCTION

         Section 9.0. Sublessee shall submit to Sublessor for approval, which approval shall not be unreasonably withheld or delayed, a description and design plan all facilities to be constructed or erected on the Subleased Premises. The final description and design plans, as described herein, shall be made a part of this Agreement.

         Section 9.1. Construction plans for all facilities to be constructed or erected on the Subleased Premises shall be submitted to Sublessor and the United States Department of the Army Corps of Engineers Fort Worth District Engineer for approval, which approval shall not be unreasonably withheld or delayed by Sublessor, prior to construction. No approval of plans and specifications by the Sublessor shall be construed as representing or implying that improvements built in accordance therewith shall be free of defects. Any such approvals shall in no event be construed as representing or guaranteeing that any improvements built in accordance therewith



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will be designed or built in a good and workmanlike manner. Neither the
Sublessor nor its elected officials, officers, employees, contractors, and/or agents shall be responsible or liable in damages or otherwise to anyone submitting plans and specifications for approval by the Sublessor for any defects in any plans or specifications submitted, revised, or approved, any loss or damages to any person arising out of approval or disapproval or failure to approve or disapprove any plans or specifications, any loss or damage arising from the noncompliance of such plans or specifications with any governmental ordinance or regulation, nor any defects in construction undertaken pursuant to such plans and specifications. Sublessee agrees that all work and improvements conducted by Sublessee on the Subleased Premises will be done in a good and workmanlike manner and maintained in good condition. Sublessee shall install and maintain the improvements provided for in the design plans and shall maintain any and all improvements that it erects on the Subleased Premises for the term of this Sublease, pursuant to the terms of the Specifications.

         Section 9.2. Sublessee agrees that representatives of Sublessor and the United States Department of the Army Corps of Engineers shall be included in all planning discussions throughout the process of designing all facilities to be constructed or erected on the Subleased Premises.

         Section 9.3. Subject to any existing agreements between Sublessor and Sublessee as to costs of permits, Sublessee shall obtain, at Sublessee's sole cost and expense, all construction and operating permits and licenses.

         Section 9.4. All construction undertaken pursuant to this agreement shall be undertaken in accordance with any and all restrictions or requirements contained in the United States Army Corps of Engineers Permit Number 199800911, and any subsequent amendments, which permit and amendments are incorporated herein by reference. Sublessee shall assume full responsibility for complying with any requirements of the Mitigation Plan approved by the United States Army Corps of Engineers under Permit Number 199800911. Sublessor shall only be responsible for any mitigation requirements in the Mitigation Plan which specifically mandate Sublessor's participation.

         Section 9.5. Sublessee shall, as a condition of this Sublease and as required by Permit Number 199800911, provide Sublessee and the United States Army Corps of Engineers a complete set of as-built drawings for all of the work conducted under this Sublease and said Permit within one (1) year after the work is completed.

         Section 9.6. Sublessee shall, as a condition of this Sublease and as required by Permit Number 199800911, commence construction on the Subleased Premises as required by Permit Number 199800911. In the event Sublessee fails to commence construction in a timely manner as required by Permit Number 199800911, Sublessor shall have the right and option to terminate and cancel this Sublease, unless any delay in the commencement of construction is caused by Sublessor's or Master Lessor's failure to timely approve items submitted for approval by Sublessee, at which time the deadline to complete construction shall be extended to account for such delay.

         Section 9.7. Sublessee shall obtain or require from each contractor or subcontractor performance, payment, and maintenance bonds, or similar coverage through other insurance programs, in a form acceptable to Sublessor, on any and all work to be conducted on the Subleased Premises as part of this Agreement.



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                                    ARTICLE X

                             SUBLEASE AND ASSIGNMENT

         Section 10.0. Subject to the approval of the Lessor under the Master Lease, Sublessee shall have the right to assign or sublet the Subleased Premises,, Sublessee shall provide notice to Sublessor in writing of its intention to do so.

         Notwithstanding the provisions above, this Sublease shall not be assigned in a manner which purports to release Sublessee of any of its obligations hereunder without the prior approval of Sublessor and the Fort Worth District Engineer, which approval (in the case of an attempted assignment) shall not be unreasonably withheld or delayed. Sublessee shall provide Sublessor with all legal and financial information reasonably deemed necessary by Sublessor concerning the assignee or new sublessee. Before any assignment or further subletting can be effective, the assignee or new sublessee shall agree in writing to all of the terms and conditions of this Sublease. Use by the Sublessee of a separate entity or entities to hold liquor licenses and any corresponding concession or service agreements will not constitute an assignment requiring Sublessor's consent. Notwithstanding the foregoing, so long as Sublessee or any affiliate continues to manage the facilities located on the Leased Premises, no approval of the assignment of the Sublessee's interests in the Sublease shall be required.

         Section 10.1. Sublessee may, from time to time, in its sole discretion and without the consent of Sublessor, sell or assign its interest in this Agreement to the following: any affiliate of Sublessee or to any entity which acquires by merger or otherwise all or substantially all of the assets of Sublessee or its parent company Gaylord Entertainment Company.

         As used herein, the term "Entity" means any person, corporation, partnership (general or limited), joint venture, limited liability company, association, joint stock company, trust or other business entity or organization. The term "Affiliate" means with respect to any Entity, an Entity that directly or indirectly controls, is controlled by, or is under common control with such Entity, whether by contract or otherwise, including, without limitation, any Entity that directly or indirectly owns, controls or holds with power to vote ten percent (10%) or more of the outstanding voting securities or other voting ownership interests of such Entity, or any Entity ten percent (10%) or more of whose outstanding voting securities or other voting ownership interests are directly or indirectly owned, controlled, or held with power to vote by such Entity.

         Upon any sale or assignment of Sublessee's interest in this Agreement, Sublessee will provide written notification of said sale or assignment to Sublessor within five (5) days of the execution of the sale or assignment.

         Section 10.2. This Sublease shall be binding on and inure to the benefit of the parties and their respective successors and assigns except as otherwise expressly provided in this Sublease.


Before any sale or assignment can be effective, the assignee or purchaser shall agree in writing to

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all of the terms and conditions of this Agreement.

                                   ARTICLE XI

                                     DEFAULT

         Section 11.0. Sublessor may terminate this Sublease upon the occurrence of any one, or more, of the following events:

         a. the failure of Sublessee to pay any installment of rent, or other charge or money obligation required by this Sublease, within ten (10) business days after written notice is received by Sublessee;

         b. the failure of Sublessee to cure any other default under this Sublease within thirty (30) days, or such longer period of time as is reasonably necessary, after written notice of such default is received by Sublessee;

         c. the making by Sublessee of an assignment for the benefit of its creditors;

         d. the levying on or against the property of Sublessee used in connection with the operations on the Subleased Premises of a writ of execution or attachment that is not released or discharged within ninety (90) days, or such longer period of time as is reasonably necessary;

         e. the institution in a court of competent jurisdiction of proceedings for the reorganization, liquidation, or involuntary dissolution of Sublessee, or for its adjudication as a bankrupt or insolvent, or for the appointment of a receiver of the property of Sublessee used in connection with the operations on the Subleased Premises, provided that the proceedings are not dismissed, and any receiver, trustee, or liquidator appointed therein is not discharged within ninety
                  (90) days after the institution of said proceedings or such period of time as is reasonably necessary; or

         f. the doing or permitting to be done by Sublessee of any act which creates a mechanics' lien or claim against the land or any structure or building of which the Subleased Premised are a part which is not released or otherwise provided for by indemnification reasonably satisfactory to Sublessor within thirty (30) days after written notice from Sublessor to Sublessee.

         Section 11.l. Upon any default by Sublessee under the terms and provisions of this Sublease, Sublessor shall provide written notice (in addition to any notice required under a-f above) notifying Sublessee of the intent of Sublessor to terminate this Sublease, and an additional 45 days to cure such default, after which, if no cure is effectuated or commenced by Sublessee, Sublessor may, without prejudice to any other remedy which it may have for possession or arrearages, and subject to the rights of the lender under Section 7.11, enter upon and take possession of the Subleased Premises by any legal and reasonable means necessary, without being liable for any claim for damages. Notwithstanding any termination by Sublessor, the liability of Sublessee for the rents and charges due under this Sublease or the indemnification by Sublessee as contained in Sections 4.1 and 6.2, shall not be relinquished, diminished, or extinguished. Any property belonging to Sublessee or to any persons holding by, through, or under Sublessee, may be removed and stored in any public warehouse at the cost of and for the account of Sublessee. If Sublessee should abandon, vacate, or surrender the Subleased Premises or be dispossessed by process of law, any personal property left on the Subleased Premises may be deemed abandoned after a reasonable period of time not to exceed 30 days, at the option of Sublessor.

         Section 11.2. Subject to the terms of Section 11.4, in the event of any default by Sublessee which has not been cured by Sublessee within the applicable cure period, Sublessor may immediately or at any time thereafter, without notice to Sublessee, cure the default for the account and at the expense of Sublessee. If Sublessor at any time, by reason of the default, is compelled to pay, or elects to pay, any sum of money or do any act which will require the payment of any sum of money, or is compelled to incur any expense, including reasonable attorney's fees, in instituting or prosecuting any action or proceeding to enforce Sublessor's rights under this Sublease, the sums so paid by Sublessor, with interest thereon at the maximum rate allowed by law per annum from the date of payment, shall be deemed to be additional rent and shall be due from Sublessee to Sublessor on the first day of the month following the payment of the respective sums or expense.

         Section 11.3. Should Sublessor be in default under the terms of this Sublease, Sublessor shall have thirty (30) days after Sublessor receives written notice of such default, or such longer period of time as is reasonably necessary, to cure the same. If Sublessor does not cure its default within the applicable cure period stated herein, Sublessee may cure such default and, provided (and to the extent) that such default was not caused by any action or inaction on the part of Sublessee, Sublessee may demand reimbursement from Sublessor for the reasonable costs and expenses incurred by Sublessee in curing such default. Sublessor shall reimburse Sublessee within ten (10) days thereafter or such other period of time as is reasonably necessary. Further, at Sublessee's option (and in addition to any other rights or remedies Sublessee may have) Sublessee may deduct any amounts advanced by Sublessee as provided above from all subsequent amounts payable by Sublessee to Sublessor, including payment of rent as hereinbefore provided, in lieu of seeking reimbursement from Sublessor.

         Section 11.4. If a Lender shall have given prior notice to Sublessor that it has entered into a loan with Sublessee pursuant to Section 7.11 hereof, and such notice includes the address of that Lender, then Sublessor shall give to said Lender notice simultaneously with any notice given to Sublessee to correct any default of Sublessee hereunder. The Lender shall have the right, but not the obligation, within thirty (30) days after receipt of said notice, to correct or remedy such default before Sublessor may take any action under this Sublease by reason of such default. Any notice of default given Sublessee shall be null and void unless simultaneous notice has been given to said Lender.

         Section 11.5. All rights and remedies of the parties enumerated in this Sublease shall be cumulative and shall not exclude any other right or remedy allowed by law. These rights and remedies may be exercised and enforced concurrently, whenever and as often as necessary.

                                   ARTICLE XII

                                 RELINQUISHMENT

         Section 12.0. Sublessor shall not relinquish the Master Lease, as it relates to the Subleased Premises, without the prior written approval of Sublessee.

                                  ARTICLE XIII

                                     NOTICES

         Section 13.0. Unless otherwise provided in this Sublease, any notice, tender or delivery to be given by either party to the other may be effected by personal delivery in writing or by mail. If notice is to be delivered by mail, such notice shall be deemed received when the same is deposited in an official United States Post Office box, postage prepaid, return receipt requested, registered or certified mail. Notices shall be delivered to the following addresses unless ten (10) days prior written notice of a change of address is given:

         TO SUBLESSOR:

                  City Manager
                  City of Grapevine
                  P.O. Box 95104
                  Grapevine, Texas 76099

         WITH A COPY TO:

                  John F. Boyle, Jr., Esq.
                  Boyle & Lowry, L.L.P.
                  4201 Wingren, Suite 108
                  Irving, Texas 75062-2763

                  and

                  The United States Department of the Army
                  Corps of Engineers
                  P.O. Box 17300
                  Fort Worth, Texas 76102
                  Attention: CESWF-RE-MM

         TO SUBLESSEE:

                  Opryland Hotel-Texas Limited Partnership
                  c/o Gaylord Entertainment Company
                  One Gaylord Drive
                  Nashville, TN 37214
                  Attn: Hospitality Grou - President
                  Fax No.: (615) 316-6801

                  WITH A COPY TO:

                  Kim A. Brown
                  Sherrard & Roe, PLC
                  424 Church Street, Suite 2000
                  Nashville, TN 37219
                  Fax No.: (615) 742-4539

                                   ARTICLE XIV

                            MISCELLANEOUS PROVISIONS

         Section 14.0. In case any one or more of the provisions contained in this Sublease shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision and this Sublease shall be construed as if such invalid, illegal or unenforceable provision had never been included.

         Section 14.1. This Sublease shall be enforceable in Tarrant County, Texas, and if legal action is necessary by either party with respect to the enforcement of any or all terms or conditions of this Sublease, venue for the same shall lie exclusively in Tarrant County, Texas.

         Section 14.2. This Sublease constitutes the sole agreement of the parties and supersedes any prior understandings or written or oral agreements between the parties respecting this subject matter.

         Section 14.3. This Sublease and all other copies of this Sublease, insofar as they relate to the rights, duties, and remedies of the parties, shall be deemed to be one agreement. This Sublease may be executed concurrently in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 14.4. Upon execution hereof, Sublessor shall request an Estoppel Certificate, in form and substance reasonably satisfactory to Sublessee, from the Master Lessor, certifying: (i) that the Master Lease is unmodified and in full force and effect (or, if there have been modifications, that the Master Lease is in full force and effect,- as modified, and setting forth the modifications), (ii) the date up to which rent and all other charges, if any, have been paid by Sublessor, (iii) that Sublessor will not violate any provision of the Master Lease by entering into this Sublease with Sublessee,
(iv) whether or not there is any existing default by Sublessor under the Master Lease and specifying any such breach or default known to Master Lessor, and (v) the agreement of the Master Lessor to accept cure of a default under the Master Lease from Sublessee, its lender, and their respective successors and assigns. In addition to all other representations and warranties herein contained, Sublessor hereby represents and warrants to Sublessee that as of the date hereof
(i) the Master Lease is in full force and effect, has not been amended or modified in any respect except as stated in the estoppel certificate, and shall not be amended or modified in the future without the consent of Sublessee, which consent shall not be unreasonably withheld or delayed, (ii) all rents and other amounts (including additional rents and other charges), if any, reserved and required under the Master Lease have been paid to the extent they were payable prior to the date hereof, (iii) Sublessor is not in default under the Master Lease and there is no existing default by Master Lessor under the Master Lease, (iv) Sublessor has not received written notice and has no actual knowledge of any written notice having been given that the Subleased Premises or any portion thereof are in violation of any applicable laws, rules or ordinances, (v) Sublessor has not received any notice of any condemnation or similar proceedings affecting the Subleased Premises and (vi) Sublessor has no actual knowledge of any substances that might be deemed environmentally hazardous, being located in or on the Subleased Premises, (vii) the assignment of the Sublease to SUBLESSEE does not and would not constitute a default under its Master Lease; (viii) no facilities constructed in the Subleased premises violate the building set-back requirements set forth in paragraph 24 of the Master Lease, Sublessor and Master Lessor acknowledge and agree that, as of the date hereof, no improvements have been constructed on the Subleased Premises, and that this does not constitute a default or a pending default under either this Sublease or the Master Lease

         Section 14.5. Sublessor shall immediately upon execution hereof deliver to Sublessee a Non-Disturbance Agreement executed by Master Lessor in a form as set forth in the attached Exhibit E.

         Section 14.6. Each party represents and warrants to the other party that the representing party has full power and authority to enter into this Sublease, and that upon execution hereof by the person signing this Sublease on behalf of such representing party, this Sublease shall be binding on and fully enforceable against such representing party and each party's respective successors or assigns.

         Section 14.7. This Sublessee shall comply with all Occupational Safety and Health Act (OSHA) Standards and any other federal, state or local rules and regulations applicable to construction and/or maintenance activities in the State of Texas.

Sublessor's safety personnel or any supervisor may, but are not required to, order that the work be stopped if a condition of immediate danger is found to exist. Nothing contained herein shall be construed to shift responsibility or risk of loss for injuries or damage sustained as a result of a violation of this Section from the Sublessee to the Sublessor. The Sublessee shall remain solely and exclusively responsible for compliance with all safety requirements and for the safety of all persons and property at the project site.

The parties hereto expressly agree that the obligation to comply with applicable safety provisions is a material provision of this Sublease and a duty of Sublessee. Sublessor reserves the right to require demonstration of compliance with the safety provisions of this Sublease upon reasonable request. In the event Sublessee is unable to demonstrate compliance with the safety provisions of this Sublease, the parties agree that such failure is deemed to be a material breach of this Sublease and the Sublessee agrees that upon such breach, all work pursuant to this Sublease shall terminate until demonstration to Sublessor that the safety provisions of this Sublease have been complied with. In no event shall action or failure to act on the part of the Sublessor be construed as a duty to enforce the safety provisions of this Sublease nor shall it be construed to create liability for Sublessor for any act or failure to act in respect to the safety provisions of this Sublease.

         Section 14.8. Sublessee shall be responsible for the safety equipment to be used by its employees and/or all of its subcontractors working on Subleased Premises. This equipment will include, but may not be limited to, hard hats, safety belts or harnesses, eye, face, hand, ear or hearing protection. Sport or athletic type shoes are not considered suitable work shoes on any construction site.

         Section 14.9. Sublessor and Sublessee agree that this Sublease is subject to the review and approval of the United States Army Corps of Engineers. As such, Sublessor and Sublessee, as part of the execution of this Sublease, agree that this Sublease shall be amended to reflect any reasonable change or amendment which is mandated by the United States Army Corps of Engineers. Provided, however, that in the event of a material change to this Sublease mandated by the United States Army Corps of Engineers, as determined by either Sublessor or Sublessee, either Sublessor or Sublessee shall have the right to terminate this Sublease upon written notice to the other party, and the parties shall have no further rights or obligations with respect to the Sublease. The parties acknowledge and agree that this Sublease shall not be deemed effective until approved in writing by the Fort Worth District Engineer, which approval shall not be unreasonably withheld.

         Section 14.10. The parties acknowledge and agree that in the event Sublessee is unable to obtain the financing described in Article VII, Section
7.11 hereof, Sublessee shall have the right to terminate this Sublease, without penalty, by written notice to Sublessor, whereupon this Sublease shall be deemed null and void.

         Section 14.11. This Sublease shall be governed by and construed in accordance with the laws of the State of Texas and applicable federal law.




         Executed this 16th day of May, 2000.

                                                  SUBLESSOR:
                                                  ---------

         ATTEST:                                  CITY OF GRAPEVINE, TEXAS,


         By:  /s/ Linda Huff                      By: /s/ William D. Tate
              ------------------------                -------------------------
              Linda Huff                              William D. Tate
              City Secretary                          Mayor


         APPROVED AS TO FORM:



         By:   /s/ [City Attorney]
              ------------------------
              City Attorney




         SUBLESSEE:
         ---------
                                                  Opryland Hotel-Texas
                                                  Limited Partnership

                                                  By: Opryland Hospitality, Inc.
                                                      General Partner


                                                  By: /s/ David B. Jones
                                                      ------------------------
                                                      David B. Jones
                                                      President